EXHIBIT 99.1

FIRST AMENDMENT TO

PLAN OF DISSOLUTION AND LIQUIDATION

OF

CIL&D, LLC

(FORMERLY KNOWN AS KAISER VENTURES LLC)

This FIRST AMENDMENT (the “Amendment”) is made and is effective as of December 26, 2013, to the Plan of Dissolution and Liquidation (the “Plan”) of CIL&D, LLC (formerly known as Kaiser Ventures LLC) (the “Company”), a limited liability company under the laws of the State of Delaware, with reference to the following facts:

A. The Plan was approved by the holders of a majority of the Class A Units of the Company on May 22, 2013. In accordance with the intent and terms of the Plan, the Company sought approval of the Securities and Exchange Commission (“SEC”) to cease making periodic reports and to cease providing audited financial statements of the Company. On August 9, 2013, the SEC granted the Company’s request to be relieved of the requirement to file periodic reports with the SEC and the preparation of certified financial statements except that the Company is still required to file reports with the SEC on Form 8-K (the “SEC Reporting Relief Letter”).

B. In light of the SEC Reporting Relief Letter, Section 7.(c) of the Plan addressing the Company seeking approval of the SEC from filing periodic reports and to cease preparing certified financial statements and the anticipated results of seeking such a determination from the SEC needs to be amended to conform to the SEC’s determination and approval as set forth in the SEC Reporting Relief Letter. In addition, with the passage of time, the Company can simplify Section 7.(c) by eliminating some of the provisions with which the Company has already complied.

NOW THEREFORE, pursuant to the authority granted to him pursuant to Section 14 of the Plan, the Liquidation Manager, with the consent of the Member Representative, hereby approves the following amendment to the Plan:

1. AMENDMENT OF SECTION 7.C. Section 7.(c) of the Plan is hereby amended by the deletion of the current Section 7.(c) of the Plan and substituting therefore the following new Section 7.(c):

(c) Seek approval from the United States Securities and Exchange Commission to cease making periodic reports, except that the Company will continue to file reports on Form 8-K, and to cease preparing audited financial statements of the Company following the filing of the Company’s Annual Report on Form 10-K for the period ended December 31, 2012.

2. NO OTHER MODIFICATIONS. Except as expressly amended by this Amendment, the provisions of the Plan are not otherwise modified, altered or amended.

IN WITNESS WHEREOF, the Liquidation Manager approves and has executed this Amendment, effective as of the date written above.

CIL&D, LLC

By:	/s/ Richard E. Stoddard
Richard E. Stoddard, Liquidation Manager

CONSENT OF MEMBER REPRESENTATIVE

I, Terry L. Cook, Executive Vice President of CIL&D, LLC (the “Company”) and the appointed Member Representative of the Members of the Company, in accordance with the authority granted to the Member Representative pursuant to Section 14 of the Plan, hereby approves the First Amendment to the Plan of Dissolution and Liquidation of the Company effective as of the date specified below.

Date: December 26, 2013	/s/ Terry L. Cook
Terry L. Cook, Member Representative

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